Exhibit 3

Bogotá D.C., January 15, 2008

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on February 28, 2007 (Registration Statement No. 333-140947), as amended (the “Registration Statement”), of U.S. $650,000,000 aggregate principal amount of the Republic’s 7.375% Notes due 2017 (the “Notes”) and U.S. $350,000,000 aggregate principal amount of the Republic’s 7 3/8% Bonds due 2037 (the “Bonds,” and together with the Notes, the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated March 23, 2007 included in the Registration Statement, as supplemented by the Prospectus Supplement dated January 8, 2008 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Notes dated January 15, 2008 in the principal amount of U.S. $650,000,000 and the global Bonds dated January 15, 2008 in the principal amount of U.S. $350,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 15, 2008 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference);

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference); and

(f) CONPES 3448 MINHACIENDA DNP: SC dated November 20, 2006 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 5 to the Republic’s Annual Report on Form 18-K for its Fiscal Year ended December 31, 2005 and incorporated herein by reference); and

(vi) the following additional acts of the Republic under which the issuance of the Securities has been authorized:

(a) Resolution No. 005 of January 4, 2008 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b) External Resolution No. 20 dated December 14, 2007 of the Board of Directors of the Central Bank of Colombia (a translation of which is attached as Exhibit B hereto);

(c) Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on November 28, 2007 (a translation of which is attached as Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2006 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Notes and the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DIANA ALEJANDRA PORRAS LUNA
DIANA ALEJANDRA PORRAS LUNA
Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 005 of January 4, 2008

“Whereby the Nation is authorized to issue, subscribe and place Public External Indebtedness Certificates up to an amount of ONE BILLION US DOLLARS (US $ 1,000,000,000), or its equivalent in other currencies, in the international capital markets and other provisions are taken;”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred by Article 19 of Decree 2681 of 1993, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public Credit if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. From the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

Pursuant to CONPES 3448 Document of November 20, 2006, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to contract External Public Credit Operations to finance budgetary appropriations for FY2007, provided that these transactions shall become transactions to substitute indebtedness in the domestic market and transactions to finance sources to be defined in FY2007; and transactions related to public external credit in foreign currency to pre-finance budgetary appropriations for FY2008, up to an amount of US $ 3,500,000,000.00, or its equivalent in other currencies;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies –NCESP (CONPES)-, mentioned in the previous recital, the Nation carried out transactions related to public external credit for an amount up to ONE HUNDRED FORTY-NINE MILLION ONE HUNDRED THIRTY-EIGHT THOUSAND EIGHT HUNDRED EIGHTY-THREE US DOLLARS (US $ 149,138,883.00), leaving an authorized and non-used amount of US DOLLARS 3,350,869,117.00;

The Inter-Parliamentary Commission of Public Credit rendered its favorable opinion in its session held on November 28, 2007, so that the Nation – Ministry of Finance and Public Credit – shall issue bonds in the international capital markets up to an amount of US $ 1,100,000,000.00, or its equivalent in other currencies, in order to finance budgetary appropriations for FY2008;

Based on the authorization referred to in previous recital, the Nation has not carried out any public external credit transaction in the international capital markets.

In line with provisions of Article 16, letters c) and h) of Law 31 of 1992, through External Resolution Nº 20 of December 14, 2007, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets;

The Nation-Ministry of Finance and Public Credit is planning to issue Public External Indebtedness Certificates in the international capital markets up to an amount of ONE BILLION US DOLLARS (US $ 1,000,000,000.00);

The Nation is planning to re-open the issuance of Public External Indebtedness Certificates maturing in Y2017, authorized by means of Resolutions 2577 of July 11, 2006 and 2649 of July 21, 2006, issued by the Ministry of Finance and Public Credit and/or the issuance of public external debt maturing in Y2037, authorized by means of Resolution 3100 of September 4, 2006, issued by the Ministry of Finance and Public Credit, for an amount up to ONE BILLION US DOLLARS (US $ 1,000,000,000.00) or its equivalent in other currencies, intended to finance budgetary appropriations for FY2008;

RESOLVES:

ARTICLE ONE.- To authorize the Nation to issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of ONE BILLION US DOLLARS (US $ 1,000,000,000,000.00) or its equivalent in other currencies, in the international capital markets, through the re-opening of public external debt being referred below:

Public External Debt Certificates maturing in 2017	Authorized by means of Resolutions 2577 of July 11, 2006 and 2649 of July 21, 2006, issued by the Ministry of Finance and Public Credit

Public External Debt Certificates maturing in 2037	Authorized by means of Resolution 3100 of September 4, 2006

PARAGRAPH.- Proceeds being obtained from this issuance shall be allocated to finance budgetary appropriations for FY2008.

ARTICLE TWO.- The Public External Indebtedness Certificates being dealt with in previous recital will have the following characteristics, terms and conditions:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rate according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Denominations:	In US Dollars.

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.- The other terms, conditions and characteristics of the debt management transaction authorized hereby will be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation to carry out the operations connected to the public credit transaction and debt management transaction described in Article One hereof.

ARTICLE FIVE.- In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- The Nation—Ministry of Finance and Public Credit—must comply to the other relevant regulations, specially those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions.

ARTICLE SEVEN.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of January 4, 2008

(Signed)

ÓSCAR IVÁN ZULUAGA ESCOBAR

MINISTER OF FINANCE AND PUBLIC CREDIT

EXHIBIT B

BANCO DE LA REPÚBLICA

EXTERNAL RESOLUTION Nº 20 OF 2007

(December 14)

Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, specially those conferred by letters c) and h) of

Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- Without prejudice of the fulfillment of the other requisites set forth by the laws in force and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary allocations for FY2008, shall be subject to the financial conditions listed below:

PERIOD:	Greater than 2 (two) years according to the market to be accessed.

INTEREST:	Fixed or variable rates according to market conditions prevailing on the date of placement of securities, subject to the limit provided for by the Board of Directors of Banco de la República to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES:	Those ones corresponding to this sort of operations.

Paragraph.- Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.- Within the ten (10) days following the date of each issuance, the Ministry of Finance and Public Credit shall report to the Board of Directors of Banco de la República about the result of the placement of securities referred to herein.

Article 3.- This resolution is valid as from the date of its publication.

Given in Bogotá, D. C., as of December 14, 2007.

(Signed)	(Signed)
ÓSCAR IVÁN ZULUAGA ESCOBAR	GERARDO HERNÁNDEZ CORREA
President	Secretary

EXHIBIT C

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on November 28, 2007, the Interparliamentary Commission of Public Credit has given unanimously its sole opinion so that the Nation – Ministry of Finance and Public Credit – may finance budgetary appropriations for FY2008 through the issuance of bonds in the international capital markets for an amount up to US $ 1.1 billion, or its equivalent in other currencies.

(Signed)
DIANA ALEJANDRA PORRAS LUNA
TECHNICAL SECRETARY

Given in Bogotá D. C., as of November 28, 2007